Item 9.01 Financial Statements and Results
Exhibit 99.1

Investor/Media Contacts
Thomas W. Schneider – President, CEO
James A. Dowd – Executive Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Reports 30% Increase in
First Quarter Net Income

Improved Results Driven by Strong Loan Growth

Oswego, N.Y. — April 29, 2016 — Pathfinder Bancorp, Inc. ("Company") (NASDAQ: PBHC), the holding company for Pathfinder Bank ("Bank"), announced first quarter 2016 net income available to common shareholders of $645,000, or $0.15 per diluted share, compared to net income available to common shareholders of $497,000, or $0.12 per diluted share, for the first quarter of 2015. First quarter 2016 revenue (net interest income and total noninterest income) was up $473,000, or 8.8%, compared to first quarter 2015.
First Quarter 2016 Performance Highlights
•	A 7.5% increase to net interest income – to $4.8 million – compared with the prior year quarter
•	A 15.7% increase to total noninterest income, principally a result of higher commission and fee income from Pathfinder Risk Management
•	Total loan growth of $43.6 million, to $434.2 million, up 11.2% from first quarter 2015
•	Total deposits at March 31, 2016 were $539.4 million, an increase of $56.2 million, or 11.6%, compared to the prior year quarter end
•	Total average interest-earning assets for the first quarter were $611.0 million, an increase of $62.1 million over the prior year quarter
•	Continued improvement to asset quality metrics with annualized net loan charge-offs to average loans of just 0.06%, and nonperforming loans to total loans of 1.15%
"Pathfinder's first quarter results signaled a continuation of the strong performance attained throughout 2015, and that the Company is solidly positioned to continue this operating momentum in 2016," said Thomas W. Schneider, President and Chief Executive Officer.

"Substantive loan growth, compared to the prior year quarter, was the driver for improved net interest income in the first quarter despite the challenging interest rate environment. Noninterest income growth of nearly 16%, over the prior year quarter, was driven by increased commission income by the Company's risk management group. And, importantly, we continued to strengthen our asset quality metrics with significant reductions to our net charge-offs to average loans and nonperforming loans to total loans ratios. During the second quarter of 2016, we expect to complete the process of merging Pathfinder Bank and Pathfinder Commercial Bank, which will streamline our operations and position the entity as a New York State commercial bank going forward. The conversion provides a charter that is more consistent with our business model and evolving balance sheet."

Income Statement
The Bank's first quarter 2016 net interest income increased $337,000, or 7.5%, to $4.8 million compared to the prior year quarter.  The increase was due principally to the $626,000 increase in interest income that resulted from growth in average interest-earning assets of $62.1 million compared to the prior year quarter. Average loans were up $44.6 million, or 11.5%, over the prior year quarter primarily from growth in commercial and municipal loans and residential mortgage loans.  Average taxable investment securities increased by $10.9 million, or 9.0%, for the same period. An increase in the average balance and cost of interest-bearing liabilities partially offset the increase in interest income. Average interest-bearing liabilities increased by $60.4 million from first quarter 2015, and the average cost increased by 16 basis points. The increase in average interest-bearing liabilities was principally driven by a $61.7 million increase in MMDA accounts compared to first quarter 2015.
The Bank's net interest margin for the three months ended March 31, 2016 was 3.17%, a decline of 11 basis points compared to first quarter 2015. The decrease in the net interest margin from first quarter 2015 was primarily the result of a 16 basis point increase in the cost of interest-bearing liabilities.  This increase was due to the effects of the addition of a $10 million Subordinated Loan, with an effective interest rate of 6.44%, on October 14, 2015 and, to a lesser degree the effects of increases in interest rates on short-term borrowed funds stemming from the increase in the Fed funds rate announced in December 2015.  This increase in the cost of funds was partially offset by a three basis point increase in the yield on interest-earning assets.
The first quarter 2016 provision for loan losses was $210,000, a decrease of $173,000 compared with the prior year quarter, reflective of improved asset quality metrics.
Noninterest income increased $136,000, or 15.7%, compared to the prior year first quarter, due principally to a $98,000 increase in other charges, commissions and fees, which includes the Company's 51% ownership interest in FitzGibbons Agency, LLC.
Total noninterest expense in first quarter 2016 was $4.7 million, an increase of $480,000, or 11.4%, compared to the prior year quarter. The increase in noninterest expense was due principally to an increase in salary and benefit expenses of $304,000, primarily related to expansion of Company staffing, along with a $159,000 increase in other expenses primarily related to efforts to expand brand awareness and drive business activities in the Syracuse market.

Balance Sheet at March 31, 2016
Total assets were $665.3 million on March 31, 2016, up $58.6 million, or 9.6%, from first quarter 2015, and $42.1 million above the 2015 year-end. The increase in total assets compared to December 31, 2015 was primarily a result of increased available-for-sale securities and cash and cash equivalents. The increase to total assets in comparison to first quarter 2015 was principally a result of loan growth.
The balance of the securities portfolio on March 31, 2016 is reflective of the need to collateralize certain municipal deposit relationships which typically occur in the first and third quarters.

Total deposits increased $49.0 million, or 10.0%, to $539.4 million at March 31, 2016 from $490.3 million at December 31, 2015 and $91.8 million, or 21.3%, in comparison to March 31, 2015.  The increase in the first quarter of 2016 was due largely to the $41.1 million increase in municipal deposits and the $10.6 million increase in business deposits between these two dates.  The increase in municipal MMDA deposits in the three months ended March 31, 2016 result from a seasonal municipal deposit increase. The increase in business deposits resulted from organic growth and new customer relationships due, in part, to continued expansion into the Syracuse market.

Asset Quality
Asset quality metrics continued to improve in comparison to recent reporting periods and remain comparable to peer group averages. These measures have improved due to a combination of factors that include the Company's focus on prudent lending practices and its proactive capabilities in dealing with potential problem credits, as well as a modest improvement in the overall business conditions within the Central New York State markets where Pathfinder branches are located. The net loan charge-offs to average loans ratio was 0.06% for first quarter 2016, down 22 basis points from 0.28% for first quarter 2015, and down 19 basis points from 0.25% in fourth quarter 2015. Nonperforming loans to total loans were 1.15% at March 31, 2016, down 40 basis points compared to 1.55% at the end of first quarter 2015, and down nine basis points from 1.24% for year-end 2015. The loan loss allowance to non-performing loans for first quarter 2016 was 117.02%, improved from 90.03% for first quarter 2015 and 107.30% at 2015 year-end.

About Pathfinder Bancorp, Inc.
Pathfinder Bancorp, Inc. is the bank holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has nine full service offices located in its market areas consisting of Oswego and Onondaga County.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC. In October 2014, the Company completed its conversion from a mutual holding company to full public ownership by selling 2.6 million shares of common stock which raised $26.4 million in gross proceeds.  As of March 15, 2016, there were 4,353,850 shares of common stock issued and outstanding.

Forward-Looking Statement
Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2016	2015

Condensed Income Statement
Interest and dividend income	$5,712	$5,086
Interest expense	872	583
Net interest income	4,840	4,503
Provision for loan losses	210	383
	4,630	4,120

Noninterest income excluding net gains on sales of securities	921	813
Net gain on sales of securities	80	52
Noninterest expense	4,703	4,223
Income before income taxes	928	762
Provision for income taxes	273	225

Net Income	$655	$537
Net (loss) income attributable to noncontrolling interest	$(6)	$8
Net income attributable to Pathfinder Bancorp, Inc.	$661	$529

Preferred stock dividends	16	32
Net income available to common shareholders	$645	$497

		For the Periods Ending
	March 31,	December 31,	March 31,
	2016	2015	2015
Selected Balance Sheet Data
Assets	$665,326	$623,254	$606,775
Earning assets	618,584	581,722	568,199
Total loans	434,179	430,438	390,613
Deposits	539,358	490,315	483,206
Borrowed funds	46,000	41,300	43,000
Allowance for loan losses	5,851	5,706	5,462
Subordinated debentures	14,999	14,991	5,155
Pathfinder Bancorp, Inc. Shareholders' equity	58,774	70,805	69,548

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.06%	0.25%	0.28%
Allowance for loan losses to period end loans	1.35%	1.33%	1.40%
Allowance for loan losses to nonperforming loans	117.02%	107.30%	90.03%
Nonperforming loans to period end loans	1.15%	1.24%	1.55%
Nonperforming assets to total assets	0.85%	0.94%	1.08%

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except share and per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2016	2015

Key Earnings Ratios
Return on average assets	0.41%	0.36%
Return on average common equity**	4.47%	3.72%
Return on average equity	3.91%	3.03%
Net interest margin	3.17%	3.28%

Share and Per Share Data
Basic weighted average shares outstanding*	4,139,979	4,113,889
Basic earnings per share*	$0.16	$0.12
Diluted weighted average shares outstanding*	4,218,464	4,169,706
Diluted earnings per share*	$0.15	$0.12
Cash dividends per share	$0.05	$0.03
Book value per common share at March 31, 2016 and 2015	13.50	12.99
Tangible book value per common share at March 31, 2016 and 2015	12.41	11.90

* Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends.
Weighted average shares outstanding do not include unallocated ESOP shares.

** Common Equity includes the book value of the Company's common shares, retained earnings and additional paid-in capital. This amount is equal to total the Company's total equity minus the book value of preferred stock outstanding.

The above information is preliminary and based on the Company's data available at the time of presentation.